Exhibit 99.1

News Release

Contact: Bruce Russell

(310) 559-4955 x101
brussell@cyanotech.com

Cyanotech Reports Financial Results for the First Quarter of Fiscal 2009

KAILUA KONA, Hawaii (August 15, 2008) – Cyanotech Corporation (Nasdaq Capital Market: CYAN), a world leader in producing high-value nutrition and health products from microalgae, today announced financial results for the first quarter of fiscal 2009, ended June 30, 2008.

Revenues for the first quarter of fiscal 2009 increased 43% to $3,701,000, compared to revenues of $2,583,000 for the first quarter of fiscal 2008. Gross profit for the current first quarter was $1,304,000, with gross profit margin of 35%, compared to a gross profit of $746,000 and gross profit margin of 29% reported for the same quarter of the prior year. Net income for the first quarter was $271,000, or $0.05 per basic and diluted share, compared to net loss of $382,000, or ($0.07) per basic and diluted share for the first quarter of fiscal 2008.

Sales for the first quarter of fiscal year 2009 increased due to increases in both spirulina and natural astaxanthin product sales. Spirulina sales increased 33% over the same period of fiscal year 2008, primarily due to increased units sold of both bulk and packages products while prices increased only slightly. Natural astaxanthin product sales increased as well over the comparable prior year period due to an increase in sales of both bulk and packaged astaxanthin products. Bulk products sales increased by 49% while packaged nutrition products increased by 126%.

The improvement in net income is the result of increased sales, increased gross profit and a reduction in operating expenses.

Cash and cash equivalents were $1,099,000 as of June 30, 2008 compared to the March 31, 2008 balance of $1,090,000.  Working capital was $3,289,000 at June 30, 2008 compared to $3,092,000 at March 31, 2008.

“We are pleased with first quarter fiscal year 2009 results,” said Andrew H. Jacobson, President and Chief Executive Officer.  “The team really pulled together, there were improvements in all aspects of the business, including production. Our recent accomplishments in no way suggest we have turned our issues around, but they do show momentum toward continued improvement.”

Mr. Jacobson went on to say, “We expect continued pressure on input costs going forward and this could cause margins to decline in future periods. As everyone is aware, rising fuel and energy costs have taken a toll. This issue is not unique to Cyanotech Corporation. After careful evaluation, we have determined that we can no longer absorb fuel and energy increases, especially being located in Hawaii, which has some of the highest energy costs in the world. We therefore will be instituting a price increase across all our products. The increase should be fully implemented by the middle of the third quarter of fiscal year 2009.”

About Cyanotech  – Cyanotech Corporation, a world leader in microalgae technology, produces BioAstin® Natural Astaxanthin and Hawaiian Spirulina Pacifica®–all natural, functional nutrients that leverage our experience and reputation for quality, building nutritional brands which promote health and well-being. Cyanotech’s spirulina, FDA reviewed and accepted as Generally Recognized as Safe (GRAS) for use as a food ingredient, augments energy and immune response. BioAstin’s benefits derive from its superior antioxidant activity and from its ability to support and maintain natural inflammatory response, enhancing skin, muscle and joint health. Cyanotech produces these products from microalgae grown at its 90-acre facility in Hawaii using patented and proprietary technology and distributes them to nutritional supplement, nutraceutical and cosmeceutical makers and marketers in more than 40 countries worldwide. Cyanotech was the first microalgae company in the world to obtain ISO 9001:2000. Visit www.cyanotech.com for more information.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995 Except for statements of historical fact, the statements in this press release are forward-looking.  Such statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made.  These factors include, but are not limited to, general economic conditions, forecasts of sales in future periods, changes in sales levels to our largest customers, weather patterns, production problems caused by contamination, risks associated with the acceptance of new products, competition, foreign exchange fluctuations, government regulation, and other factors more fully detailed in the Company’s recent Form 10-Q and annual form 10-K filings with the Securities and Exchange Commission.

(Financial Tables Follow: The following tables do not contain footnotes or other information contained in the Company’s Form 10-Q for the Quarter ended June 30, 2008. As such the following Financial Tables are provided only as a guide and other factors are more fully detailed in the Company’s recent Form 10-Q and annual form 10-K filings with the Securities and Exchange Commission.)

CYANOTECH CORPORATION

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE INCOME (LOSS)

(Dollars in thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,
	2008	2007

NET SALES	$3,701	$2,583
COST OF PRODUCT SALES	2,397	1,837
Gross Profit	1,304	746

OPERATING EXPENSES:
Research and development	36	47
Sales and marketing	267	368
General and administrative	709	672
Total operating expenses	1,012	1,087

Income (loss) from operations	292	(341)

OTHER INCOME (EXPENSE):
Interest income	3	11
Interest expense	(45)	(41)
Other income (expense), net	10	(1)
Total other expense, net	(32)	(31)

Income (loss) before income taxes	260	(372)

(BENEFIT) PROVISION FOR INCOME TAXES	(11)	10

NET INCOME(LOSS)	$271	$(382)

NET INCOME (LOSS) PER SHARE:
Basic	$0.05	$(0.07)
Diluted	$0.05	$(0.07)

SHARES USED IN CALCULATION OF NET INCOME (LOSS) PER SHARE:
Basic	5,242	5,234
Diluted	5,242	5,234

COMPREHENSIVE INCOME (LOSS):
Net income (loss)	$271	$(382)
Other comprehensive income (loss)	—	(5)
	$271	$(387)

CYANOTECH CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS

(Dollars in thousands except par value and number of shares)

(Unaudited)

	June 30, 2008	March 31, 2008
ASSETS
Current assets:
Cash and cash equivalents	$1,099	$1,090
Accounts receivable, net of allowance for doubtful accounts of $23 at June 30 and March 31, 2008	2,394	1,934
Inventories	1,724	1,601
Prepaid expenses and other	191	263
Total current assets	5,408	4,888

Equipment and leasehold improvements, net	4,205	4,269
Other assets	508	623
Total assets	$10,121	$9,780

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$582	$567
Customer deposits	64	104
Accounts payable	954	805
Accrued expenses	519	320
Total current liabilities	2,119	1,796

Commitments	—	—
Long-term debt, less current maturities	1,352	1,505
Other long-term debt	—	100
Total liabilities	3,471	3,401

Stockholders’ equity:
Common stock of $0.02 par value, shares authorized 7,500,000; 5,242,270 shares issued and outstanding at June 30, 2008 and March 31, 2008	105	105
Additional paid-in capital	27,337	27,337
Accumulated deficit	(20,792)	(21,063)
Total stockholders’ equity	6,650	6,379

Total liabilities and stockholders’ equity	$10,121	$9,780